UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Preliminary Proxy Statement.

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☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
Thermadyne Holdings Corporation
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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          These Definitive Additional Materials on Schedule 14A are being filed pursuant to a memorandum of understanding regarding the settlement of certain litigation relating to the Agreement and Plan of Merger (the “Merger Agreement”), dated October 5, 2010, by and among Thermadyne Holdings Corporation (the “Company”), Razor Holdco Inc. (“Parent”) and Razor Merger Sub Inc. (“Merger Subsidiary”), providing for the merger of Merger Subsidiary with and into the Company. Parent and Merger Subsidiary are affiliates of Irving Place Capital.
          As previously disclosed on pages 5, 6 and 56 of the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) by the Company on November 1, 2010 (the “Definitive Proxy Statement”) and as further disclosed in the Company’s Current Report on Form 8-K filed with the SEC on November 8, 2010, two identical purported class action lawsuits were filed in connection with the merger in the Circuit Court of St. Louis County, Missouri against the Company, the Company’s directors, and Irving Place Capital. The actions are entitled Israeli v. Thermadyne Holdings Corp., et al., 10SL-CC04238, and Shivers v. Thermadyne Holdings Corp., et al., 10SL-CC04383. Both complaints allege, among other things, that the Company’s directors breached their fiduciary duties to the Company’s stockholders, including their duties of loyalty, good faith, and independence, by entering into a merger agreement which provides for inadequate consideration to stockholders of the Company, and the Company and Irving Place Capital aided and abetted the directors’ alleged breach of fiduciary duty. The plaintiffs sought injunctive relief preventing the defendants from consummating the transactions contemplated by the Merger Agreement, or in the event the defendants consummated the transactions contemplated by the Merger Agreement, rescission of such transactions, and attorneys’ fees and expenses. On November 8, 2010, plaintiff Israeli moved for expedited discovery. On November 12, 2010, the Circuit Court ordered the consolidation of the two actions pursuant to a stipulation of the parties. All defendants have filed motions to dismiss, which are noticed to be heard on November 30, 2010. The plaintiff’s motion for expedited discovery also is scheduled to be heard on November 30, 2010. On November 25, 2010, the Company, the Company’s directors and Irving Place Capital entered into a memorandum of understanding with the plaintiffs regarding the settlement of these actions.
          The Company believes that no further supplemental disclosure is required under applicable laws; however, to avoid the risk of the stockholder class actions delaying or adversely affecting the merger and to minimize the expense of defending such actions, the Company has agreed, pursuant to the terms of the proposed settlement, to make certain supplemental disclosures related to the proposed merger, all of which are set forth below. Subject to completion of certain confirmatory discovery by counsel to the plaintiffs, the memorandum of understanding stipulates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to the Company’s stockholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Circuit Court will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is finally approved by the Circuit Court, it is anticipated that it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the proposed merger, the Merger Agreement, and any disclosure made in connection therewith (but excluding claims for appraisal under Section 262 of the Delaware General Corporation Law). In connection with the settlement, plaintiffs intend to seek an award of attorneys’ fees and expenses not to exceed $399,000, subject to court approval, and defendants have agreed not to oppose this request. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Circuit Court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT
          In connection with the settlement of certain outstanding stockholder suits as described in these Definitive Additional Materials on Schedule 14A, the Company has agreed to make these supplemental disclosures to the Definitive Proxy Statement. This supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.
Background of The Merger
          The following disclosure supplements the discussion at page 22 of the Definitive Proxy Statement by amending and replacing in its entirety the last sentence concerning the discussions of the board of directors regarding strategic alternatives.
          The board of directors has from time to time held discussions on strategic alternatives focused on exploring ways to enhance stockholder value, including discussions of potential strategic acquisitions, debt and equity financing transactions and the Company remaining as a stand alone entity and continuing to execute on its business plan.
          The following disclosure supplements the discussion at page 23 of the Definitive Proxy Statement concerning discussions at the April 26, 2010 special meeting of the board of directors.
          At this meeting, the Board considered the ownership interest of investment funds managed by Angelo, Gordon & Co. L.P., and determined that such ownership interest would not have a negative impact on the Company’s pursuit of a sale of the Company.
          The following disclosure supplements the discussion at page 24 of the Definitive Proxy Statement concerning discussions at the June 10, 2010 special meeting of the board of directors.
          The board of directors discussed the proposed exclusivity agreement with Party B, and determined that any such agreement would have to include exceptions to allow the Company to continue discussions with parties it had previously contacted and to engage in discussions with any party that submitted an unsolicited proposal.
          The board of directors also discussed that the Company had released each of the two investment banks that had presented at the April 26, 2010 special meeting of the board of directors but had not ultimately been selected to serve as the Company’s financial advisor from those provisions of their then effective standstill obligations with the Company that prohibited them from serving as a financial advisor to another party in connection with an acquisition of the Company.
          The following disclosure supplements the discussion at page 25 of the Definitive Proxy Statement concerning discussions at the June 29, 2010 special meeting of the board of directors regarding preliminary indications of interest received to date by Oppenheimer.
          Those three indications of interest included an indication from a financial sponsor with a preliminary valuation range of $13.00 to $15.00 per share; however, that financial sponsor did not deliver a final bid to acquire the Company.
The following disclosure supplements the discussion at pages 27-28 of the Definitive Proxy Statement concerning discussions at the September 15, 2010 special meeting of the board of directors.

          The board of directors also discussed an updated financial forecast presented by Company management.
          The following disclosure supplements the discussion at page 29 of the Definitive Proxy Statement concerning discussions at the September 27, 2010 special meeting of the board of directors.
          Oppenheimer informed the Board that IPC had expressed its desire to commence negotiations with Martin Quinn, Terry Downes, Terry A. Moody and Steven A. Schumm, each a member of the Company’s management, regarding post-transaction employment arrangements and equity investments in Parent.
Opinion of Our Financial Advisor
          The following disclosure supplements the discussion at page 36 of the Definitive Proxy Statement concerning the selected companies analysis conducted by Oppenheimer.
          The Peer Group ranges observed for each metric during each time period are set forth below.
Observed Multiple Ranges

Peer Group
Metric and Time Period	Multiple Range
Revenue
Last Twelve Months	0.70x – 1.73x
2010 Estimate	0.67x – 1.66x
2011 Estimate	0.61x – 1.52x
Adjusted EBITDA
Last Twelve Months	7.1x – 12.4x
2010 Estimate	6.8x – 9.5x
2011 Estimate	5.9x – 7.9x
Adjusted Net Income/EPS
Last Twelve Months	12.5x – 25.0x
2010 Estimate	10.8x – 22.8x
2011 Estimate	9.1x – 16.5x
          The following disclosure supplements the discussion at page 38 of the Definitive Proxy Statement concerning the selected precedent transactions analysis conducted by Oppenheimer.

          The selected transactions ranges observed for the last twelve months’ revenue and Adjusted EBITDA multiples are set forth below.
Observed Multiple Ranges

Metric	Multiple Range
Revenue	0.41x – 3.02x
Adjusted EBITDA	5.5x – 10.8x

          The following disclosure supplements the discussion at page 39 of the Definitive Proxy Statement concerning the discounted cash flow analysis conducted by Oppenheimer.
          In estimating the Company’s weighted average cost of capital, Oppenheimer applied (i) a risk-free rate of 3.1% based upon the average 10-year and 30-year treasury bond rate as of October 1, 2010, (ii) a market risk premium of 6.7% based upon the long-horizon equity risk premium as published by a third-party financial research service, (iii) an equity size premium equal to 4.5% based upon the long-horizon equity size premium for companies with market capitalization between $123 million and $214 million as published by a third-party financial research service, and (iv) a levered beta of 1.31 equal to the peer group average five-year unlevered beta levered at the industry average capital structure as of October 1, 2010.
          The following disclosure amends and replaces in its entirety the first sentence under the heading Miscellaneous at page 40 of the Definitive Proxy Statement.
          The Company has agreed to pay Oppenheimer for its financial advisory services in connection with the merger an aggregate fee of approximately $4.8 million, $75,000 of which was payable in connection with Oppenheimer’s engagement, $500,000 of which was payable upon delivery of Oppenheimer’s opinion, and the remainder of which is contingent upon consummation of the merger.
          The following disclosure supplements the discussion at page 40 of the Definitive Proxy Statement under the heading Miscellaneous.
          Oppenheimer has not provided any other services to the Company, IPC or any of their respective affiliates during the past two years.
Financial Projections
          The following disclosure supplements the discussion at page 42 of the Definitive Proxy Statement by amending and replacing in its entirety the “Base Case” table.
“Base Case”
(dollars in millions, except per share amounts)

	Projections
	FY2010E	FY2011E	FY2012E	FY2013E	FY2014E
Net Sales	$409.2	$423.7	$456.8	$488.8	$530.3
Adjusted EBITDA(1)	$61.3	$63.7	$79.9	$86.6	$96.6
EBITDA(2)	- (5)	$59.4	$76.9	$84.4	$94.4
Adjusted Net Income(3)	$14.6	$21.6	$34.7	$42.0	$51.5
Free Cash Flow(4)	- (6)	$25.1	$45.1	$42.7	$54.2
Margin and Growth Rate Analysis
Revenue Growth	17.7%	3.6%	7.8%	7.0%	8.5%
Adjusted EBITDA Margin	15.0%	15.0%	17.5%	17.7%	18.2%

(1)	Adjusted EBITDA means operating profits, excluding stock based compensation and non-recurring charges, before interest, taxes, depreciation and amortization.

(2)	Differences between EBITDA and Adjusted EBITDA include some or all of stock-based compensation expense, pension & OPEB cash payments and non-recurring severance and customs expenses.

(3)	Adjusted Net Income means net income, excluding discontinued operations and non-recurring items, tax effected.

(4)	Free Cash Flow calculated using a 38% tax rate for the calculation of unlevered after-tax income and taking into consideration projected depreciation and amortization expense, capital expenditures and expected changes in working capital investments.

(5)	Our management forecasted EBITDA in the amount of $26.3 million for the second half of 2010; that amount was used by Oppenheimer in its discounted cash flow analysis described on page 39 of the Definitive Proxy Statement.

(6)	Our management forecasted Free Cash Flow in the amount of $28.9 million for the second half of 2010; that amount was used by Oppenheimer in its discounted cash flow analysis described on page 39 of the Definitive Proxy Statement.
          The following disclosure supplements the discussion at pages 42 and 43 of the Definitive Proxy Statement by amending and replacing in its entirety the “Growth Case” table.
“Growth Case”
(dollars in millions, except per share amounts)

	Projections
	FY2010E	FY2011E	FY2012E	FY2013E	FY2014E
Net Sales	$409.2	$448.4	$491.7	$545.7	$614.0
Adjusted EBITDA(1)	$61.3	$68.0	$88.7	$100.7	$117.1
EBITDA(2)	- (5)	$63.7	$85.7	$98.5	$114.9
Adjusted Net Income(3)	$14.6	$24.3	$40.6	$55.8	$66.0
Free Cash Flow(4)	- (6)	$23.2	$47.9	$47.0	$62.6
Margin and Growth Rate Analysis
Revenue Growth	17.7%	9.6%	9.7%	11.0%	12.5%
Adjusted EBITDA Margin	15.0%	15.2%	18.0%	18.5%	19.1%

(1)	Adjusted EBITDA means operating profits, excluding stock based compensation and non-recurring charges, before interest, taxes, depreciation and amortization.

(2)	Differences between EBITDA and Adjusted EBITDA include some or all of stock-based compensation expense, pension & OPEB cash payments and non-recurring severance and customs expenses.

(3)	Adjusted Net Income means net income, excluding discontinued operations and non-recurring items, tax effected.

(4)	Free Cash Flow calculated using a 38% tax rate for the calculation of unlevered after-tax income and taking into consideration projected depreciation and amortization expense, capital expenditures and expected changes in working capital investments.

(5)	Our management forecasted EBITDA in the amount of $26.6 million for the second half of 2010; that amount was used by Oppenheimer in its discounted cash flow analysis described on page 39 of the Definitive Proxy Statement.

(6)	Our management forecasted Free Cash Flow in the amount of $29.1 million for the second half of 2010; that amount was used by Oppenheimer in its discounted cash flow analysis described on page 39 of the Definitive Proxy Statement.
Cautionary Statement Regarding Forward-Looking Statements
          This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements as to the Company’s expectations, beliefs and strategies regarding the future. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those described in such statements, including the risk that the proposed merger does not occur, the expected timing of completion of the merger, the ability of the parties to satisfy the conditions to closing of the merger and other risks as identified in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and the Company’s most recent Quarterly Report on Form 10-Q, each as filed with the SEC, which contain and identify important factors that could cause the actual results to differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statement contained in this document.
Additional Information and Where to Find It
          In connection with the proposed merger, the Company filed the Definitive Proxy Statement and a form of proxy on Schedule 14A on November 1, 2010 and other related materials with the SEC. The Definitive Proxy Statement and a form of proxy were first mailed to the stockholders of the Company on or about November 2, 2010. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, ALL RELATED SUPPLEMENTS AND AMENDMENTS (IF ANY AND WHEN THEY BECOME AVAILABLE) AND ALL OTHER RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN (AND WILL CONTAIN) IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND RELATED MATTERS. Investors and stockholders may obtain free copies of the Definitive Proxy Statement (and other related materials when they become available) as well as other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov, at the Company’s website at www.thermadyne.com/investor-relations by clicking on the link “SEC Filings” and from the Company by contacting the Company’s corporate secretary, Nick H. Varsam, by mail at 16052 Swingley Ridge Road, Suite 300, Chesterfield, Missouri 63017 or by telephone at 636-728-3000.
Participants in the Solicitation
          The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed merger. Information regarding the interests of the Company’s directors and executive officers and their ownership of the Company’s common stock is included in the Definitive Proxy Statement under “The Merger — Interests of Our Directors and Executive Officers” and “Information about Stock Ownership.” Additional information regarding these directors and executive officers is also included in the Company’s proxy statement for its 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 7, 2010. This document is available free of charge at the SEC’s website at www.sec.gov and from the Company by contacting the Company’s corporate secretary, Nick H. Varsam, by mail at 16052 Swingley Ridge Road, Suite 300, Chesterfield, Missouri 63017 or by telephone at 636-728-3000.